Exhibit 99.1

For Immediate Release

Contact:   Shareholder Relations
  951-271-4232
  shareholderinfo@vineyardbank.com

Vineyard National Bancorp Reports Asset Quality, Risk Reduction Strategy, and
Fourth Quarter and Full Year Loss Reflecting a Non-Cash $40.8 Million Charge to Write-down Goodwill

Corona, California, January 30, 2008 -- Vineyard National Bancorp (the “company”) (NASDAQ: VNBC), parent company of Vineyard Bank, N.A. (“Vineyard”) and other subsidiaries today reported a loss for the quarter ended December 31, 2007 of $41.3million, or $4.11per diluted share, compared with net earnings of $5.5 million, or $0.48 per diluted share, for the quarter ended December 31, 2006.  This net loss for the quarter was due primarily to Vineyard’s non-cash $40.8 million write-down of goodwill, $9.2 million loan loss provision and $2.1 million write-down of other real estate owned.

Due to fourth quarter results, the company reported a net loss of $24.4 million, or $2.48 per diluted share, compared with net earnings of $19.7 million, or $1.80 per diluted share, for the years ended December 31, 2007 and 2006, respectively.

Due to the recent volatility within the banking industry and the related decline in market value for many banks, including Vineyard, the company incurred a fourth quarter 2007 non-cash charge of $40.8 million for the write-off of all goodwill associated with Vineyard.  This charge does not affect the company’s tangible equity or its liquidity position. Further, Vineyard’s regulatory capital ratios are unaffected by this write-off of goodwill, with all ratios far in excess of “well capitalized” designation. Separately, neither the company nor Vineyard is operating under any regulatory order or directive to increase its capital resources.

The write-down of goodwill has a significant impact on our fourth quarter results.  Accordingly, when this charge is excluded from expenses, our results increase to net earnings of $16.4 million for the year ended December 31, 2007, as compared to the actual net loss of $24.4 million.  For the year ended December 31, 2007, we believe the following component to be of significance with regards to the net loss:

(Dollars in thousands)	December 31, 2007
	Three months ended	Year ended
GAAP Net Loss	$(41,348)	$(24,366)
Write-down of goodwill	40,771	40,771
Non-GAAP Net (Loss) / Earnings,
net of goodwill write-down	$(577)	$16,405

“Although the write-down of goodwill had a significant effect on our 2007 net income, we believe the long-term foundational strength of our company is intact. Furthermore, with respect to matters which continue to affect near term results, we continue ongoing evaluations of our other assets including the loan portfolio and other real estate owned.  In light of the significant and continuing deterioration in several of the residential construction markets in which Vineyard has lending exposure, combined with our efforts to rapidly exit the single family tract construction business line, we accelerated our efforts to close out certain lending projects that we have financed. As of December 31, 2007 a review of approximately 300 luxury construction home loans, 35 tract development projects, and 20 land development loans was completed.  This review confirmed that it is doubtful that we will fully collect all principal and interest due us on one land loan held for tract development and four active tract construction projects. As such, we designated these five loans as impaired; we placed them on non-accrual loan status, funded a $2.4 million specific valuation allowance within the provision for loan losses on these loans, and charged-off $3.9 million as uncollectible. These projects continue to sell housing units or be completed, though at a slower pace than originally anticipated and at unit prices which are below our respective loan amounts,” said James LeSieur, interim chief executive officer.

LeSieur also added, “We will continue thorough reviews of our portfolios on an ongoing basis and will take appropriate steps to aggressively address and mitigate any further deterioration to our portfolio. Though the fourth quarter results are clearly disappointing, we believe that we have a strong committed management team and that our aggressive risk mitigation tactics will restore the operations of Vineyard to previous levels with a much lower risk profile. Vineyard’s core operations for the fourth quarter, in spite of these negative credit costs, were positive and provided the ability to absorb these large credit costs.”

Fourth quarter and year-end 2007 operating highlights include:

•
net interest income before provision for loan losses was  $23.3 million for the fourth quarter of 2007, an increase of $0.5 million or 2% as compared to $22.8 million for the same period in 2006;  net interest income before provision for loan losses for the year-ended 2007 was  $93.5 million, an increase of $10.4 million or 13% as compared to $83.1 million for the same period in 2006;

•
total assets were $2.5 billion at year-end December 31, 2007, an increase of $241.0 million, or 11% over the year-end December 31, 2006 level, and an increase of $23.7 million, or 1% over the third quarter of 2007;

•
total loans, net of unearned income, including loans held-for-sale, were $2.1 billion at year-end December 31, 2007, an increase of $229.8 million, or 12.1% over the year-end December 31, 2006 level, and a decrease of $2.4 million, or 0.1% over the third quarter of 2007;

•
total deposits at Vineyard (the subsidiary bank) were $2.0 billion at year-end December 31, 2007, an increase of $168.2 million, or 9% over year-end December 31, 2006, and an increase of $120.5 million, or 6% over third quarter 2007. During the fourth quarter 2007, Vineyard’s demand deposits increased by $60.5 million, or 20%, to $368.7 million;

•
in December 2007, the company acquired 1031 Exchange Advantage Inc. and 1031 Funding & Reverse Corp. (collectively, the “exchange companies”) which had funds of $47.5 million at December 31, 2007 and are recorded as “Exchange balances” in the consolidated reports, of which $35.5 million was maintained as demand deposits at Vineyard and reduced its cost of funds;

•
the company’s net interest margin for the fourth quarter 2007 was 3.91%, as compared to 4.19% for the third quarter 2007 and 4.31% for the fourth quarter 2006. Our net interest margin was adversely affected by a $0.5 million interest reversal on new non-accrual loans in the fourth quarter 2007, as well as market interest rate reductions caused by the Federal Reserve Bank’s rate cuts.

Income Statement

For the quarter-ended December 31, 2007, net interest income before the provision for loan losses was $23.3 million, an increase of $0.5 million, or 2% as compared to the same period in 2006.  These results produced a net interest margin of 3.91% for the quarter-ended December 31, 2007, as compared to 4.31% for the same period in 2006.  The net interest income for the full year-ended December 31, 2007 was $93.5 million, an increase of $10.4 million, or 13% as compared to the same period in 2006.  These results produced a net interest margin of 4.10%, as compared to 4.37% for the same period in 2006.

For the quarter-ended December 31, 2007, gross loan interest income was $45.5 million, an increase of $3.7 million, or 9% as compared to the same period in 2006. The effective yield of the loan portfolio in the fourth quarter 2007 was 8.40%. Gross loan interest income for the year-ended December 31, 2007 was $177.9 million, producing an effective yield on the loan portfolio of 8.67%, as compared to $146.2 million and 8.95% respectively, for the year-ended December 31, 2006.

Total net revenues (net interest income plusother operating income) for the quarter-ended December 31, 2007 was $24.6 million, an increase of $0.2 million,or 1% as compared to the same period in 2006. Total net revenues for the year-ended December 31, 2007 were $98.1 million, as compared to $88.7 million for the same period in 2006.

The total provision for loan losses for the quarter-ended December 31, 2007 was $9.2 million, and is attributable to an increase in non-performing loans and substandard assets. By comparison, the provision for loan losses was $1.0 million for the quarter-ended September 30, 2007 and $1.1 million for the quarter-ended December 31, 2006.  Net charge-offs for the quarter-ended December 31, 2007 were $4.4 million, as compared to $0.1 million for the same period in 2006.

The total provision for loan losses for the year-ended December 31, 2007 was $11.9 million, as compared to $4.1 million for the year-ended December 31, 2006. Net charge-offs for the year-ended December 31, 2007 were $4.7 million, as compared to $0.3 million for the year-ended December 31, 2006.

The provision for loan losses, net of the charge-offs, increased the allowance for loan losses to $26.9 million, or 1.34% of the gross loan portfolio at December 31, 2007.  The company also has a reserve for unfunded loan commitments, principally related to its construction loans, in the amount of $0.8 million (recorded in other liabilities), producing total reserves as a percent of gross loans outstanding of 1.38% at December 31, 2007.  Based on management’s evaluation and analysis of portfolio credit quality identified at December 31, 2007 and prevailing economic conditions, the company believes these reserves are adequate.  Adverse changes to borrower capacity and liquidity, and further downward real estate valuations would likely increase problem assets, defaults and increased levels of loan loss provisioning.

Total operating expenses for the quarter-ended December 31, 2007 were $57.4 million, as compared to $14.0 million for the same period in 2006. The increase from 2006 is primarily attributable to the previously discussed non-cash charge of $40.8 million against goodwill and the $2.1 million write-down of other real estate owned.  Total operating expenses for the year-ended December 31, 2007 were $99.4 million, as compared to $51.0 million for the same period in 2006.  The company’s total operating expenses for the quarter-ended September 30, 2007 were $14.7 million.

The company’s efficiency ratio, which measures the relationship of total operating expenses to total operating income, was 234%, including those expenses discussed above, for the quarter-ended December 31, 2007, as compared to 58% for the same period in 2006.  The efficiency ratio for the year-ended December 31, 2007 was 101%, as compared to 58% for the year-ended December 31, 2006. The significant increase in the company’s efficiency ratio was primarily a result of the write-off of $40.8 million in goodwill.  For the year ended December 31, 2007, we believe the following components to be of significance with regards to the efficiency ratio:

(Dollars in thousands)	December 31, 2007
	Three months ended		Year ended
		Efficiency		Efficiency
	Balance	Ratio	Balance	Ratio
GAAP Operating Expenses	$57,395	234%	$99,411	101%
Less: Write-down of goodwill	(40,771)	166%	(40,771)	41%
Non-GAAP Operating Expenses,
net of goodwill write-down	$16,624	68%	$58,640	60%

Given that the write-down of goodwill is not expected to occur as part of our ongoing operations, we believe that the non-GAAP efficiency ratio of 68% and 60% for the quarter and year ended December 31, 2007, respectively, as compared to the actual ratios of 234% and 101% for the same periods, respectively, is more meaningful.

In summary, besides the non-cash charge to goodwill, in the fourth quarter 2007 the company experienced credit-related declines which resulted in a provision for loan losses of $9.2 million, a write-down of assets of $2.1 million in foreclosed real estate owned, interest reversal of $0.5 million, and $0.2 million of expenses relating to foreclosure, including legal fees, appraisals, and taxes.

Goodwill Write-Down

As previously noted, the company wrote-down $40.8 million of its goodwill during the fourth quarter of 2007.  Generally Accepted Accounting Principles (“GAAP”) requires that when a company’s market value becomes less than the value of stockholders’ equity, an assessment of impairment of goodwill must be performed. The company’s goodwill was primarily associated with its acquisition of Rancho Bank on July 31, 2006. The four operating locations acquired continue to be significant contributors to the operations of the company and have been integrated into our core operations. However, the company’s market valuation as a whole has been significantly impacted with concerns related to the financial sector, California housing and real estate lending operations. GAAP requires that we use the most readily available indicator of market value as part of our assessment of goodwill impairment, which is the market price of the company’s stock. While we believe our current trading value is more indicative of concerns noted above, we determined that the current market value of our stock was not sufficient to support the carrying value of goodwill under the current accounting guidance. As a result, we were required to record a permanent write-down of goodwill. As the goodwill was not tax deductible at the time of acquisition, there is no corresponding tax impact for the write-off of this asset.

This charge is not expected to impact the company’s ongoing operations or management’s strategic plan, which calls for a reduced risk profile as discussed later under “2008 Operating Environment and Objectives”. The tangible book value of the company, which was $9.19 at December 31, 2007, remained unchanged with this action.

Balance Sheet

At December 31, 2007, loans outstanding, net of unearned income, including loans held-for-sale, were $2.1 billion, as compared to the December 31, 2006 level of $1.9 billion.  The largest dollar components of this increase in 2007 are centered in the established commercial real estate and single family residential (“SFR”) luxury construction product lines, followed by business lending and consumer loans.

The company remains committed to accelerating its efforts to reduce the risk profile in the current loan portfolio by focusing its expertise in the diversified luxury home construction, commercial real estate, commercial construction and business lending product lines, while reducing its exposure in the tract home construction and land financing lines.  Due to the continued distressed credit environment, management made the decision in mid-2007 to tighten its underwriting criteria related to tract construction loans. As a result of the deteriorating market conditions and tightened underwriting criteria, there was a significant decrease in the company’s tract construction loan originations for the year-ended December 31, 2007.

Throughout the 2007 operating year, the company made significant efforts in producing earning assets while reconstituting its loan portfolio mix. Our loan balance, net of unearned income, for the quarter-ended December 31, 2007, decreased by $2.4 million, as compared to loan growth of $102.2 million in the third quarter 2007, $35.4 million in the second quarter 2007, and $94.5 million in the first quarter 2007.  These quarterly changes in loan balances are net of loan participations sold of $37.1 million, $3.5 million, $65.8 million and $8.2 million, for the fourth quarter 2007, third quarter 2007, second quarter 2007 and first quarter 2007, respectively.

As the company continued its efforts to diversify its loan portfolio, for the quarter-ended and year-ended December 31, 2007, it sold and participated loans totaling $37.1 million and $114.6 million, respectively. The majority of the participations were in construction loan balances of approximately $70.9 million for the year-ended December 31, 2007.

Asset Quality

Non-accrual loans

At December 31, 2007, the company’s non-accruing loans amounted to $39.6 million, an increase of $28.0 million as compared to third quarter 2007.  The change in non-accrual loans during the fourth quarter related mainly to the following two items:  1) the transfer of two tract development loans totaling $6.8 million from the company’s loan portfolio to “other real estate owned”; and 2) the addition of six loans to non-accrual status totaling $35.4 million in December 2007. Of the six additions, one is a land development loan ($6.9 million), one is a loan secured by an income producing property ($2.5 million), and four are tract construction projects ($25.9 million).  Although each of the four tract construction projects have units in escrow, respective project absorption rates have slowed and current unit sales prices are below original expectations.  The loss of accrued interest income associated with these newest non-accrual loans amounted to $0.5 million in the fourth quarter 2007.  Loans are placed on non-accrual status if there is reasonable doubt as to the collectability of principal and interest in accordance with the original credit terms.

The following schedule sets forth the non-accrual loans at December 31, 2007.

(Dollars in Thousands)
		Location	Original	Current	Specific
Loan Type	Description	County	Note Amount	Balance	Reserve
SFR tract construction	16 homes	Santa Barbara	$8,385	$5,606	$-
SFR tract construction	19 homes	Riverside	6,144	3,609	-
SFR tract construction	35 homes/ 35 lots	San Bernardino	22,500	14,886	2,020
SFR tract construction	10 homes/ 9 lots	Imperial	2,140	1,831	405
Land, for tract construction	112 lots	Fresno	7,280	6,934	-
SFR condo construction	12 condos	San Diego	6,231	2,300	88
Commercial real estate	1 building	Los Angeles	1,118	860	-
Commercial real estate	1 building	Riverside	2,558	2,494	-
Consumer & commercial SBA	Various	Various	2,262	1,032	-
Total			$58,618	$39,552	$2,513

Other real estate owned

As of December 31, 2007, the company had $17.6 million in other real estate owned, which is comprised of loans that have been foreclosed upon.  It includes $6.8 million in two loans which were transferred to other real estate owned in the fourth quarter of 2007, a $1.2 million SBA-guaranteed loan which was transferred to other real estate owned in the third quarter of 2007, and a $9.6 million (net of a $2.1 million write-down) tract development land loan which was foreclosed in the second quarter of 2007.  The tract land foreclosure encompasses one hundred finished residential lots in a 1,788 unit planned development project within the Temecula Valley region of southern California. The company is actively pursuing disposition of these foreclosed assets and believes that the current carrying value of the real estate owned is recoverable.

Deposit Acquisition and Funding Strategies

At December 31, 2007, total deposits were $1.9 billion, as compared to the September 30, 2007 and December 31, 2006 levels of $1.9 billion and $1.8 billion, respectively.

Non-interest bearing demand deposits, which are principally concentrated in business relationships, were $316.9 million at December 31, 2007, an increase of $24.7 million during the fourth quarter of 2007, as compared to the $292.2 million level at September 30, 2007.  Non-interest bearing demand deposits also experienced a slight increase of $24.0 million over the $292.9 million level at December 31, 2006. The company continues to expend significant resources toward the acquisition of new business demand relationships, and continues to expand its cash management client acquisitions.

Money market and saving deposits were $663.8 million at December 31, 2007, an increase of $46.3 million, or 7.5% over the $617.5 million level at September 30, 2007 and an increase of $78.2 million, or 13.3% over the $585.6 million level at December 31, 2006.

Time deposits have increased $15.6 million from the $897.5 million level at September 30, 2007 and $32.9 million, or 3.7%, since December 31, 2006, mainly as a result of the company’s promotional rate programs.

In response to the current market’s strong competition for deposit accounts, the company supplemented its funding base with FHLB borrowings and the acquisition of the exchange companies.  Vineyard had $175.0 million in FHLB borrowings at December 31, 2007, a decrease from the $271.0 million level at September 30, 2007. While the FHLB can be accessed at rates that are less expensive than retail time deposits, it lacks any opportunity to expand into core depository relationships. Conversely, the acquisition of the exchange companies resulted in approximately $47.5 million in low cost exchange balances at year-end 2007, with the opportunity to expand the deposit base as a new business line. The company intends to continue to deploy tactical marketing and deposit acquisition strategies aimed at increasing the core relationship accounts, with a broader array of products, and a more stabilized cost of funding.

Capital Resources

At December 31, 2007, stockholders’ equity of the company totaled $128.7 million, a decrease of $14.4 million, or 10% as compared to December 31, 2006.  The company’s net book value per share of its common stock decreased from $12.49 at December 31, 2006 to $9.66 per share at December 31, 2007. This was principally caused by the company’s non-cash $40.8 million write-down of goodwill.

For the quarter-ended December 31, 2007, the company declared cash dividends of $0.8 million and $0.7 million on its common and preferred stock, respectively.  For the full year-ended December 31, 2007 cash dividends for the company’s common and preferred stock amounted to $3.4 million and $1.7 million, respectively.

Stock Repurchase Program
The company previously announced its activity and intention with regards to its authorized stock repurchase program, which had $19.8 million remaining in capacity at year-end 2007. The company will continue to consider the repurchase of its common stock on the open market, from time to time and subject to market conditions, as it manages its balance sheet and capital resources.

Vineyard continues to be “well-capitalized” pursuant to the guidelines established by regulatory agencies.  To be considered “well-capitalized” a bank must have total risk-based capital of 10% or greater, and a leverage ratio of 5% or greater.  Vineyard’s total risk-based and leverage capital ratios were 12.4% and 10.9% at December 31, 2007, respectively.

2008 Operating Environment and Objectives

The company recognizes that the challenging real estate and operating environments will require a disciplined focus to achieve quality earnings with a reduced risk profile. Beginning in 2007, and now continuing into 2008, four primary objectives have been established as a basis for long-term success of the Vineyard franchise. Following are the objectives:

(i)
Reduce the Overall Risk Profile of the Company: This objective includes the significant reduction of SFR tract construction lending and land development projects, enhanced borrower sponsorship requirements, increased and expanded core deposit growth, expanded business and commercial real estate lending in supportive sub-markets, enhanced balance sheet management through stabilized asset growth and allowing for capital formation to be accretive to ratios and reserves;

(ii)
Loan Portfolio Management:  In order to produce a base of stabilized long-term earnings, the company will proactively rebalance the existing loan portfolio and pursue new and diversified business generation to reduce its risk profile, meet its targeted concentration ranges within sub-markets and sub-portfolios, and maintain an overall portfolio yield consistent with quality and sustainable returns;

(iii)
Liquidity Enhancement and Funding Cost Reduction: The company will reduce its funding costs by an intensified focus on low to moderate cost deposits, cash management driven business relationships, the effective repricing of its time deposit portfolio in a decreasing interest rate environment, and reduction of its reliance on wholesale borrowings; and

(iv)
Corporate Reallocation and Reorganization: To improve its operating efficiencies, the company will continually review its resource allocation to ensure the optimum allocation of talent among functions. The company will continue to deploy and redeploy resources, both personnel and other operating costs, toward the objectives established above.

The company anticipates that the implementation of these objectives, subject to a stabilized real estate market, will facilitate a return of the company’s earnings to levels consistent with prior periods.

As a continuing component of its Shareholders’ Relations Program, the company is preparing a presentation describing its operating performance and strategies.  The presentation will be accessible at www.vnbcstock.com.

The company is a $2.5 billion financial holding company headquartered in Corona and the parent company of Vineyard and the exchange companies.  Vineyard, also headquartered in Corona, operates through 16 full-service banking centers and four regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The exchange companies are headquartered in Encinitas, Calif.  The company’s common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com or for additional information on Vineyard and to access internet banking, please visit www.vineyardbank.com.  For additional information on the exchange companies visit www.1031exchangeadvantage.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)
(unaudited)

	December 31, 2007	December 31, 2006	$ Change	% Change

Assets
Loans, net of unearned income	$2,012,598	$1,902,244	$110,354	6%
Less: Allowance for loan losses	(26,876)	(19,689)	(7,187)	37%
Net Loans	1,985,722	1,882,555	103,167	5%
Loans held-for-sale	119,427	-	119,427	100%
Investment securities	202,387	233,600	(31,213)	-13%
Total Earning Assets	2,307,536	2,116,155	191,381	9%

Cash and cash equivalents	83,537	35,129	48,408	138%
Premises and equipment, net	18,326	20,402	(2,076)	-10%
Other real estate owned	17,560	-	17,560	100%
Goodwill and other intangibles	4,637	43,265	(38,628)	-89%
Other assets	67,186	42,788	24,398	57%
Total Assets	$2,498,782	$2,257,739	$241,043	11%

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$316,905	$292,917	$23,988	8%
Interest-bearing	1,618,747	1,513,496	105,251	7%
Total Deposits	1,935,652	1,806,413	129,239	7%

Exchange balances	47,515	-	47,515	100%
Federal Home Loan Bank advances	175,000	126,000	49,000	39%
Other borrowings	45,250	40,000	5,250	13%
Subordinated debt	5,000	5,000	-	0%
Junior subordinated debentures	115,470	115,470	-	0%
Other liabilities	46,197	21,796	24,401	112%
Total Liabilities	2,370,084	2,114,679	255,405	12%

Stockholders' Equity
Common stock equity	104,800	143,073	(38,273)	-27%
Preferred stock equity	31,615	9,665	21,950	227%
Unallocated ESOP shares	(5,168)	(5,765)	597	-10%
Cumulative other comprehensive loss	(2,549)	(3,913)	1,364	-35%
Total Stockholders' Equity	128,698	143,060	(14,362)	-10%
Total Liabilities and Stockholders' Equity	$2,498,782	$2,257,739	$241,043	11%

Total non-performing loans/Gross loans (1)	1.86%	0.88%

Number of shares of common stock outstanding (2)	10,053,971	10,681,482

Net book value of common stock (3)	$9.66	$12.49
Tangible book value of common stock (4)	$9.19	$8.44
Net book value of common stock,
excluding other comprehensive loss (3)	$9.91	$12.85

(1) Total non-performing loans include non-accrual loans and accruing loans that are more than 90 days past due. For purposes of this calculation, gross loans include loans held-for-sale.
(2) Number of shares of common stock outstanding at December 31, 2007 and December 31, 2006 excludes 231,804 and 257,828 unreleased and unallocated ESOP shares, respectively. The outstanding shares were retrospectively adjusted for the 5% stock dividend issued June 22, 2007.
(3) "Net book value of common stock" is calculated by dividing stockholders' equity available to common shareholders by the number of shares of common stock outstanding at period-end. "Net book value of common stock, excluding other comprehensive loss" eliminates cumulative other comprehensive loss from the numerator.
Book value per share was retrospectively adjusted for the 5% stock dividend issued June 22, 2007.
(4) "Tangible book value of common stock" is calculated by dividing stockholders' equity available to common shareholders, less goodwill and other intangible assets, by the number of common shares outstanding at period-end. Book value per share was retrospectively adjusted for the 5% stock dividend issued June 22, 2007.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)
(unaudited)

	December 31, 2007	September 30, 2007	$ Change	% Change

Assets
Loans, net of unearned income	$2,012,598	$1,990,645	$21,953	1%
Less: Allowance for loan losses	(26,876)	(22,037)	(4,839)	22%
Net Loans	1,985,722	1,968,608	17,114	1%
Loans held-for-sale	119,427	143,737	(24,310)	-17%
Investment securities	202,387	216,556	(14,169)	-7%
Total Earning Assets	2,307,536	2,328,901	(21,365)	-1%

Cash and cash equivalents	83,537	29,286	54,251	185%
Premises and equipment, net	18,326	18,593	(267)	-1%
Other real estate owned	17,560	12,862	4,698	37%
Goodwill and other intangibles	4,637	42,730	(38,093)	-89%
Other assets	67,186	42,677	24,509	57%
Total Assets	$2,498,782	$2,475,049	$23,733	1%

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$316,905	$292,172	$24,733	8%
Interest-bearing	1,618,747	1,558,699	60,048	4%
Total Deposits	1,935,652	1,850,871	84,781	5%

Exchange balances	47,515	-	47,515	100%
Federal Home Loan Bank advances	175,000	271,000	(96,000)	-35%
Other borrowings	45,250	33,100	12,150	37%
Subordinated debt	5,000	5,000	-	0%
Junior subordinated debentures	115,470	115,470	-	0%
Other liabilities	46,197	24,239	21,958	91%
Total Liabilities	2,370,084	2,299,680	70,404	3%

Stockholders' Equity
Common stock equity	104,800	153,618	(48,818)	-32%
Preferred stock equity	31,615	31,626	(11)	0%
Unallocated ESOP shares	(5,168)	(5,320)	152	-3%
Cumulative other comprehensive loss	(2,549)	(4,555)	2,006	-44%
Total Stockholders' Equity	128,698	175,369	(46,671)	-27%
Total Liabilities and Stockholders' Equity	$2,498,782	$2,475,049	$23,733	1%

Total non-performing loans/Gross loans (1)	1.86%	0.66%

Number of shares of common stock outstanding (2)	10,053,971	10,561,489

Net book value of common stock (3)	$9.66	$13.61
Tangible book value of common stock (4)	$9.19	$9.56
Net book value of common stock,
excluding other comprehensive loss (3)	$9.91	$14.04

(1) Total non-performing loans include non-accrual loans and accruing loans that are more than 90 days past due. For purposes of this calculation, gross loans include loans held-for-sale.
(2) Number of shares of common stock outstanding at December 31, 2007 and September 30, 2007 excludes 231,804 and 238,306 unreleased and unallocated ESOP shares, respectively. The outstanding shares were retrospectively adjusted for the 5% stock dividend issued June 22, 2007.
(3) "Net book value of common stock" is calculated by dividing stockholders' equity available to common shareholders by the number of shares of common stock outstanding at period-end. "Net book value of common stock, excluding other comprehensive loss" eliminates cumulative other comprehensive loss from the numerator.
Book value per share was retrospectively adjusted for the 5% stock dividend issued June 22, 2007.
(4) "Tangible book value of common stock" is calculated by dividing stockholders' equity available to common shareholders, less goodwill and other intangible assets, by the number of common shares outstanding at period-end. Book value per share was retrospectively adjusted for the 5% stock dividend issued June 22, 2007.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2007	2006	$ Change	% Change
Interest Income
Loans, including fees	$45,496	$41,818	$3,678	9%
Investment securities	2,619	3,035	(416)	-14%
Total Interest Income	48,115	44,853	3,262	7%

Interest Expense
Deposits	18,787	17,722	1,065	6%
Borrowings and debt obligations	5,997	4,331	1,666	38%
Total Interest Expense	24,784	22,053	2,731	12%

Net Interest Income	23,331	22,800	531	2%
Provision for loan losses	9,200	1,050	8,150	776%
Net interest income after provision for loan losses	14,131	21,750	(7,619)	-35%

Other Income
Fees and service charges	484	558	(74)	-13%
Gain on sale of SBA loans and SBA broker fee income	442	783	(341)	-44%
Gain on sale of securities and non-SBA loans	149	34	115	338%
Other income	150	159	(9)	-6%
Total Other Income	1,225	1,534	(309)	-20%

Gross Operating Income	15,356	23,284	(7,928)	-34%

Operating Expenses
Salaries and benefits	7,623	7,943	(320)	-4%
Occupancy and equipment	2,513	2,584	(71)	-3%
Marketing	230	230	-	0%
Professional services	1,119	818	301	37%
Office supplies, postage and telephone	562	590	(28)	-5%
Business development	564	579	(15)	-3%
Write-down of assets	2,089	-	2,089	100%
Write-down of goodwill	40,771	-	40,771	100%
Other operating expense	1,924	1,268	656	52%
Total Operating Expenses	57,395	14,012	43,383	310%

(Loss) / Earnings before income taxes	(42,039)	9,272	(51,311)	-553%
Income tax (benefit) / provision	(691)	3,782	(4,473)	-118%
Net (Loss) / Earnings	$(41,348)	$5,490	$(46,838)	-853%

Preferred stock dividend	$665	$234	$431	184%

Weighted average shares outstanding used in
earnings per share calculation (6)
Basic	10,226,436	10,666,450
Diluted	10,226,436	10,923,053

(Loss) / Earnings per common share (6)
Basic	$(4.11)	$0.49	$(4.60)	-939%
Diluted	$(4.11)	$0.48	$(4.59)	-956%

Efficiency Ratio (5)	234%	58%

(5) The efficiency ratio is calculated by dividing total operating expenses by net interest income before provision for loan losses plus total other income.
(6) Number of shares and earnings per share were retrospectively adjusted for the 5% stock dividend issued June 22, 2007.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share amounts)
(unaudited)

	Year Ended December 31,
	2007	2006	$ Change	% Change
Interest Income
Loans, including fees	$177,852	$146,183	$31,669	22%
Investment securities	11,582	12,137	(555)	-5%
Total Interest Income	189,434	158,320	31,114	20%

Interest Expense
Deposits	72,022	57,858	14,164	24%
Borrowings and debt obligations	23,901	17,372	6,529	38%
Total Interest Expense	95,923	75,230	20,693	28%

Net Interest Income	93,511	83,090	10,421	13%
Provision for loan losses	11,900	4,125	7,775	188%
Net interest income after provision for loan losses	81,611	78,965	2,646	3%

Other Income
Fees and service charges	1,847	1,825	22	1%
Gain on sale of SBA loans and SBA broker fee income	1,768	2,839	(1,071)	-38%
Gain on sale of securities and non-SBA loans	486	456	30	7%
Other income	479	502	(23)	-5%
Total Other Income	4,580	5,622	(1,042)	-19%

Gross Operating Income	86,191	84,587	1,604	2%

Operating Expenses
Salaries and benefits	31,205	28,764	2,441	8%
Occupancy and equipment	10,000	9,247	753	8%
Marketing	928	1,253	(325)	-26%
Professional services	3,361	2,766	595	22%
Office supplies, postage and telephone	2,328	2,097	231	11%
Business development	2,224	2,216	8	0%
Write-down of assets	2,486	-	2,486	100%
Write-down of goodwill	40,771	-	40,771	100%
Other operating expense	6,108	4,674	1,434	31%
Total Operating Expenses	99,411	51,017	48,394	95%

(Loss) / Earnings before income taxes	(13,220)	33,570	(46,790)	-139%
Income tax provision	11,146	13,825	(2,679)	-19%
Net (Loss) / Earnings	$(24,366)	$19,745	$(44,111)	-223%

Preferred stock dividend	$1,735	$900	$835	93%

Weighted average shares outstanding used in
earnings per share calculation (6)
Basic	10,540,917	10,153,919
Diluted	10,540,917	10,493,968

(Loss) / Earnings per common share (6)
Basic	$(2.48)	$1.86	$(4.34)	-233%
Diluted	$(2.48)	$1.80	$(4.28)	-238%

Efficiency Ratio (5)	101%	58%

(5) The efficiency ratio is calculated by dividing total operating expenses by net interest income before provision for loan losses plus total other income.
(6) Number of shares and earnings per share were retrospectively adjusted for the 5% stock dividend issued June 22, 2007.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
FINANCIAL PERFORMANCE
(unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2007			2006
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets
Gross loans (7)	$2,149,887	$45,496	8.40%	$1,837,749	$41,818	9.03%
Investment securities (8)	229,046	2,619	4.57%	262,176	3,035	4.63%
Total interest-earning assets	2,378,933	48,115	8.03%	2,099,925	44,853	8.48%
Other assets	153,557			123,824
Less: allowance for loan losses	(22,163)			(18,863)
Total average assets	$2,510,327			$2,204,886

Liabilities and Stockholders' Equity
Interest-bearing deposits (9)	$1,599,551	18,787	4.66%	$1,521,213	17,722	4.62%
Federal Home Loan Bank advances	247,275	3,048	4.85%	109,971	1,347	4.86%
Other borrowings	26,301	530	7.89%	26,950	531	7.71%
Subordinated debt	5,000	108	8.44%	5,000	110	8.54%
Junior subordinated debentures	115,470	2,311	7.83%	115,470	2,343	7.94%
Total interest-bearing liabilities	1,993,597	24,784	4.92%	1,778,604	22,053	4.92%
Demand deposits	299,532			264,335
Exchange balances	10,261			-
Other liabilities	33,316			22,996
Total average liabilities	2,336,706			2,065,935
Preferred stock equity	31,622			9,665
Common stock equity, net of
cumulative other comprehensive loss	141,999			129,286
Stockholders' equity	173,621			138,951
Total liabilities and stockholders' equity	$2,510,327			$2,204,886

Net interest spread (10)			3.11%			3.56%
Net interest margin (11)		$23,331	3.91%		$22,800	4.31%

Return on Average Assets			-6.53%			0.99%
Return on Average Tangible Assets (12)			-6.63%			1.04%
Return on Average Common Equity			-117.38%			16.13%
Return on Average Tangible Common Equity (13)			-168.62%			25.43%
Net Charge-offs/Average Gross Loans			0.20%			0.01%

(7) The average loan balances include loans held-for-sale and non-accrual loans.
(8) The yield for investment securities is based on historical amortized cost balances.
(9) Includes savings, NOW, money market, and time certificate of deposit accounts.
(10) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(11) Net interest margin is computed by dividing net interest income by total average earning assets.
(12) Return on average tangible assets is computed by dividing net income excluding core deposit amortization for the period by average tangible assets.
Average tangible assets equal average total assets less average identifiable intangible assets and goodwill.
(13) Return on average tangible common stockholders’ equity is computed by dividing net income applicable to common stock excluding core deposit amortization for the period by average tangible common stockholders’ equity. Average tangible common stockholders’ equity equals average total common stockholders’ equity less average identifiable intangible assets and goodwill.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
FINANCIAL PERFORMANCE
(unaudited)
(dollars in thousands)

	Year Ended December 31,
	2007			2006
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets
Gross loans (7)	$2,051,119	$177,852	8.67%	$1,632,995	$146,183	8.95%
Investment securities (8)	237,793	11,582	4.87%	267,288	12,137	4.54%
Total interest-earning assets	2,288,912	189,434	8.28%	1,900,283	158,320	8.33%
Other assets	136,618			91,397
Less: allowance for loan losses	(21,138)			(16,390)
Total average assets	$2,404,392			$1,975,290

Liabilities and Stockholders' Equity
Interest-bearing deposits (9)	$1,533,175	72,022	4.70%	$1,341,767	57,858	4.31%
Federal Home Loan Bank advances	239,713	11,931	4.94%	156,430	7,353	4.70%
Other borrowings	31,262	2,290	7.23%	14,799	1,119	7.45%
Subordinated debt	5,000	436	8.60%	5,000	423	8.34%
Junior subordinated debentures	115,470	9,244	7.90%	108,606	8,477	7.70%
Total interest-bearing liabilities	1,924,620	95,923	4.97%	1,626,602	75,230	4.62%
Demand deposits	289,036			206,782
Exchange balances	2,586			-
Other liabilities	27,321			19,868
Total average liabilities	2,243,563			1,853,252
Preferred stock equity	21,053			9,665
Common stock equity, net of
cumulative other comprehensive loss	139,776			112,373
Stockholders' equity	160,829			122,038
Total liabilities and stockholders' equity	$2,404,392			$1,975,290

Net interest spread (10)			3.31%			3.71%
Net interest margin (11)		$93,511	4.10%		$83,090	4.37%

Return on Average Assets			-1.01%			1.00%
Return on Average Tangible Assets (12)			-1.00%			1.03%
Return on Average Common Equity			-18.67%			16.77%
Return on Average Tangible Common Equity (13)			-26.31%			20.54%
Net Charge-offs/Average Gross Loans			0.23%			0.02%

(7) The average loan balances include loans held-for-sale and non-accrual loans.
(8) The yield for investment securities is based on historical amortized cost balances.
(9) Includes savings, NOW, money market, and time certificate of deposit accounts.
(10) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(11) Net interest margin is computed by dividing net interest income by total average earning assets.
(12) Return on average tangible assets is computed by dividing net income excluding core deposit amortization for the period by average tangible assets.
Average tangible assets equal average total assets less average identifiable intangible assets and goodwill.
(13) Return on average tangible common stockholders’ equity is computed by dividing net income applicable to common stock excluding core deposit amortization for the period by average tangible common stockholders’ equity. Average tangible common stockholders’ equity equals average total common stockholders’ equity less average identifiable intangible assets and goodwill.

VINEYARD NATIONAL BANCORP AND SUBSIDIARIES
Earning Asset, Funding Liability and Operating Expenses Composition
(unaudited)
(dollars in thousands)

	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
Earning Assets
Loans
Commercial and industrial	$156,965	$147,799	$133,255	$127,164	$122,257
Real estate construction and land:
Single-family luxury	582,962	577,155	497,494	553,333	514,385
Single-family tract	151,155	163,396	183,395	160,270	152,060
Commercial	198,186	163,573	162,514	136,465	134,404
Land:					112,418
Single-family luxury (14)	22,931	16,648	19,946	17,382	N/A
Single-family tract (14)	64,405	61,760	38,878	70,761	N/A
Commercial (14)	15,439	19,444	30,686	23,046	N/A
Other (14)	909	795	25,099	6,284	N/A
Real estate mortgage:
Commercial	553,531	569,167	604,157	565,199	531,159
Multi-family residential	93,662	97,971	185,450	213,877	222,470
All other residential	56,257	60,944	53,533	43,954	49,353
Consumer loans	115,702	112,064	97,752	80,306	65,914
All other loans (including overdrafts)	264	54	194	70	98
	2,012,368	1,990,770	2,032,353	1,998,111	1,904,518
Unearned premium on acquired loans	3,272	3,110	2,627	2,050	1,696
Deferred loan fees	(3,042)	(3,235)	(3,108)	(3,842)	(3,970)
Loans, net of unearned income	2,012,598	1,990,645	2,031,872	1,996,319	1,902,244

Loans held-for-sale	119,427	143,737	296	441	-
Investment securities	202,387	216,556	223,793	232,504	233,600
Total Earning Assets, excluding Allowance
for Loan Losses	$2,334,412	$2,350,938	$2,255,961	$2,229,264	$2,135,844

Unfunded Loan Commitments
Commercial and industrial	$151,584	$125,431	$109,696	$110,649	$97,655
Real estate construction and land:
Single-family luxury	243,739	269,863	261,299	281,842	264,967
Single-family tract	57,239	59,035	108,898	126,463	150,702
Commercial	115,919	101,719	118,851	102,308	119,134
Land	8,930	10,236	12,928	13,495	16,336
Real estate mortgage:
Commercial	8,780	14,005	14,736	13,388	14,221
Multi-family residential	1,662	1,901	709	961	1,194
All other residential	20,684	23,683	19,569	19,388	16,496
Consumer loans	9,799	9,305	5,948	5,663	4,089
Total Unfunded Loan Commitments	$618,336	$615,178	$652,634	$674,157	$684,794

Funding Liabilities
Deposits
Non-interest bearing	$316,905	$292,172	$301,281	$287,866	$292,917
Money market	568,713	597,620	575,867	618,954	562,622
Savings and NOW	136,982	63,582	69,471	69,947	70,741
Time deposits	913,052	897,497	915,873	790,965	880,133
Total Deposits	1,935,652	1,850,871	1,862,492	1,767,732	1,806,413

Exchange balances	47,515	-	-	-	-
FHLB advances	175,000	271,000	210,000	244,000	126,000
Other borrowings	45,250	33,100	26,000	45,400	40,000
Subordinated debt	5,000	5,000	5,000	5,000	5,000
Junior subordinated debentures	115,470	115,470	115,470	115,470	115,470
Total Funding Liabilities	$2,323,887	$2,275,441	$2,218,962	$2,177,602	$2,092,883

Operating expenses(15)
Salary and benefits	$7,623	$8,132	$7,856	$7,594	$7,943
Occupancy and equipment	2,513	2,554	2,475	2,458	2,584
Marketing	230	275	227	196	230
Professional services	1,119	763	832	647	818
Office supplies, postage and telephone	562	567	572	627	590
Business development	564	500	594	566	579
Write-down of assets	2,089	397	-	-	-
Write-down of goodwill	40,771	-	-	-	-
Other operating expenses	1,924	1,527	1,618	1,039	1,268
Total operating expenses	$57,395	$14,715	$14,174	$13,127	$14,012

(14) Land loans by category were not previously tracked. The Company began tracking land loan type in the first quarter of 2007 and will continue to do so going forward.
(15) Represents quarterly expense amounts.